Exhibit 99.1

PERICOM SEMICONDUCTOR REPORTS

FISCAL FIRST QUARTER 2016 FINANCIAL RESULTS

Achieved Non-GAAP Diluted EPS of $0.26

Milpitas, Calif. – October 28, 2015 – Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high performance connectivity and timing solutions, today announced results for its fiscal 2016 first quarter ended September 26, 2015.

FIRST QUARTER HIGHLIGHTS

▪	Revenues of $31.6 million
▪	Achieved 45.4% gross margin (47.2% non-GAAP), a year-over-year increase of 310 bps
▪	Net income was $0.16 per diluted share as compared with $0.11 in the year-ago quarter
▪	Non-GAAP net income was $0.26 per diluted share as compared with $0.16 in the year-ago quarter
▪	Paid quarterly dividend of $0.06 per share

“Continued execution on our strategic initiatives resulted in a solid first quarter of fiscal 2016, with non-GAAP gross margin improving 300 basis points and non-GAAP operating margin increasing 190 basis points over the prior year,” said Alex Hui, President and CEO of Pericom. “Revenue during the quarter also reflected sequential improvement, primarily due to strength in the networking market. Looking forward, we expect to demonstrate additional leverage from our financial model as we further expand content in high-growth applications, such as USB Type-C connectors.”

Net revenues for the fiscal first quarter 2016 were $31.6 million, down 5.1% from the $33.3 million reported in the year-ago quarter, and up 3.3% compared to $30.6 million in the fourth quarter of fiscal 2015.

GAAP gross margin was 45.4% in the first quarter, a 310 basis point increase from 42.3% during the first quarter of fiscal 2015, and a 110 basis point decrease from 46.5% in the prior quarter.

GAAP net income for the first quarter was $3.6 million, or $0.16 per diluted share, compared with net income of $2.5 million, or $0.11 per diluted share in the first quarter of 2015, and net income of $3.2 million, or $0.14 per diluted share in the fourth quarter of fiscal 2015.

To facilitate the complete understanding of comparable financial performance between periods, Pericom also presents performance results net of certain non-cash and one-time items as non-GAAP measures.

On a non-GAAP basis, gross margin was 47.2% in the first quarter, a 300 basis point increase compared to 44.2% during the first quarter of fiscal 2015, and a 120 basis point decrease from 48.4% in the prior quarter.

On a non-GAAP basis, net income for the first quarter was $6.0 million, or $0.26 per diluted share, compared to non-GAAP net income of $3.7 million, or $0.16 per diluted share, in the year-ago quarter, and non-GAAP net income of $4.3 million, or $0.18 per diluted share, in the fourth quarter of fiscal 2015.

New Products

In the fiscal first quarter of 2016, Pericom introduced a total of 16 new products in its Switching, Timing, and Signal Integrity product areas. All of these products are targeted at the Company’s focus market segments and were sampled to key customers during the quarter.

Pericom introduced 11 new Switch products, consisting of universal level shifting switches for server, storage, data center, and networking applications; power management switches for mobility, embedded, and data centers; and USB Type-C connector detection switches aimed at mobility, computing, and embedded applications.

NEWS RELEASE October 28, 2015

The Company also expanded its Timing solutions with 4 new products, including a high-performance PCI Express clock generator/buffer for enterprise, cloud computing, and networking platforms; a AEC-Q clock generator qualified for automotive applications; and a HX family of extended high-temperature range crystal oscillators targeting the automotive, Internet of Things (“IoT”), and networking markets.

For Signal Integrity, 1 new product was introduced – a HDMI 2.0 multiple channel redriver/repeater targeted at consumer and computing applications.

Dividend

The Company’s dividend of $0.06 per share of common stock for the quarter ended June 27, 2015 was paid on September 3, 2015 to shareholders of record at the close of business on August 20, 2015. Due to the pending acquisition of Pericom, no future dividend payments have been authorized or scheduled.

Share Repurchase

The Company repurchased 464,957 shares in the three months ended September 26, 2015 for an aggregate cost of $5.8 million at an average per share purchase price of $12.39. Due to the pending acquisition of Pericom, no future share repurchases are scheduled. As of October 9, 2015, Pericom had approximately 21.9 million shares of common stock outstanding.

Conference Call & Outlook

Due to the pending acquisition, the Company will not be conducting a conference call nor providing guidance on its future results.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications, consumer and embedded market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally. Pericom and the Pericom logo are trademarks or registered trademarks of Pericom Semiconductor Corp in the U.S. and/or other countries. Our website is http://www.pericom.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this announcement of operating results contains non-GAAP financial measures that exclude the statement of operations effects of share-based compensation expense, amortization of intangible assets, fair value adjustments to depreciation expense on acquired fixed assets, acquisition-related costs, restructuring charges, asset write-offs, discrete adjustment to deferred tax assets and the corresponding tax effects and the effects of excluding share-based compensation upon the number of diluted shares used in calculating non-GAAP earnings per share.

We have excluded share-based compensation expense in calculating these non-GAAP financial measures.  These expenses are non-cash in nature and rely on valuations of the future market price of our common stock that is difficult to predict and is affected by market factors that are largely not within the control of management. We have excluded amortization of intangible assets, amortization of fair value adjustments to depreciation expense on acquired fixed assets, acquisition-related costs, restructuring charges, asset write-offs, discrete adjustment to deferred tax assets and the corresponding tax effects because we do not consider them to be related to our core operating performance. We also use non-GAAP data in calculating certain metrics such as non-GAAP cost of revenues in computing inventory days of supply.

We use the non-GAAP financial measures that exclude these items to make strategic decisions, forecast future results and evaluate the Company’s current operating performance. We believe that the presentation of non-GAAP financial measures that exclude these items is useful to investors because we do not consider these charges either part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that are used to evaluate the Company’s operating performance.

1545 Barber Lane Milpitas, CA 95035 (408) 232-9100

NEWS RELEASE October 28, 2015

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Safe Harbor Statement

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements by our CEO concerning future additional leverage from our financial model and expanded content in high-growth applications. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 27, 2015, and in particular, the risk factors section contained in that report.

Contact: Kevin Bauer

Pericom Semiconductor

Tel: 408 232-9100

kbauer@pericom.com

1545 Barber Lane Milpitas, CA 95035 (408) 232-9100

NEWS RELEASE October 28, 2015

Pericom Semiconductor Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	September 26,	June 27,	September 27,
	2015	2015	2014

Net revenues	$31,570	$30,564	$33,259

Cost of revenues	17,229	16,360	19,179

Gross profit	14,341	14,204	14,080

Operating expenses:

Research and development	4,452	4,261	4,588

Selling, general and administrative	7,415	7,444	7,300

Acquisition-related costs	1,651	-	-

Total operating expenses	13,518	11,705	11,888

Income from operations	823	2,499	2,192

Interest and other income, net	1,416	790	691

Foreign exchange gain (loss)	1,829	(95)	583

Income before income tax expense	4,068	3,194	3,466

Income tax expense	535	7	1,010

Net income from consolidated companies	3,533	3,187	2,456

Equity in net income of unconsolidated affiliates	26	27	39

Net income	$3,559	$3,214	$2,495

Basic income per share	$0.16	$0.14	$0.11

Diluted income per share	$0.16	$0.14	$0.11

Shares used in computing basic income per share	21,955	22,344	21,936

Shares used in computing diluted income per share	22,523	22,928	22,262

NEWS RELEASE October 28, 2015

Pericom Semiconductor Corporation

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended
	September 26,	June 27,	September 27,
	2015	2015	2014

Share-based compensation
Cost of revenues	$63	$112	$33
Research and development	287	319	218
Selling, general and administrative	610	671	458
Share-based compensation expense	$960	$1,102	$709

Amortization of intangible assets
Cost of revenues	$479	$475	$478
Selling, general and administrative	242	246	247
Amortization of intangible assets	$721	$721	$725

NEWS RELEASE October 28, 2015

Pericom Semiconductor Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands)

(unaudited)

	Three Months Ended
	September 26,	June 27,	September 27,
	2015	2015	2014
GAAP net income	$3,559	$3,214	$2,495
Reconciling items:
Share-based compensation expense	960	1,102	709
Amortization of intangible assets	721	721	725
Fair value adjustment to depreciation expense on acquired fixed assets	50	50	51
Acquisition-related costs	1,651	-	-
Write off of asset	44	-	-
Restructuring charge	-	-	112
Discrete adjustment to deferred tax assets	-	(278)	-
Tax effect of adjustments	(1,035)	(494)	(377)
Total reconciling items	2,391	1,101	1,220
Non-GAAP net income	$5,950	$4,315	$3,715

Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS

(unaudited)

Diluted net income per share:
GAAP diluted income per share	$0.16	$0.14	$0.11
Adjustments:
Share-based compensation expense	0.04	0.04	0.03
Amortization of intangible assets	0.03	0.03	0.03
Fair value adjustment to depreciation expense on acquired fixed assets	-	-	-
Acquisition-related costs	0.07	-	-
Write off of asset	-	-	-
Restructuring charge	-	-	0.01
Discrete adjustment to deferred tax assets	-	(0.01)	-
Tax effect of adjustments	(0.04)	(0.02)	(0.02)
Total adjustments	0.10	0.04	0.05
Non-GAAP diluted income per share	$0.26	$0.18	$0.16

Shares used in diluted net income per share calculation:
GAAP	22,523	22,928	22,262
Exclude the benefit of share-based compensation expense (1)	442	403	413
Non-GAAP	22,965	23,331	22,675

(1)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of unamortized stock compensation costs that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

NEWS RELEASE October 28, 2015

Pericom Semiconductor Corporation

Reconciliation of GAAP Gross Profit to Non-GAAP Gross Profit

(In thousands)

(unaudited)

	Three Months Ended
	September 26,	June 27,	September 27,
	2015	2015	2014
GAAP gross profit	$14,341	$14,204	$14,080
- % of revenues	45.4%	46.5%	42.3%
Reconciling items:
Share-based compensation	63	112	33
Amortization of intangible assets	479	475	478
Fair value adjustment to depreciation expense on acquired fixed assets	10	10	10
Restructuring charge	-	-	84
Total reconciling items	552	597	605
Non-GAAP gross profit	$14,893	$14,801	$14,685
- % of revenues	47.2%	48.4%	44.2%

Reconciliation of GAAP R&D Expenses to Non-GAAP R&D Expenses

(unaudited)

GAAP research and development expenses	$4,452	$4,261	$4,588
- % of revenues	14.1%	13.9%	13.8%
Reconciling items:
Share-based compensation	(287)	(319)	(218)
Fair value adjustment to depreciation expense on acquired fixed assets	(10)	(10)	(10)
Restructuring charge	-	-	(28)
Total reconciling items	(297)	(329)	(256)
Non-GAAP research and development expenses	$4,155	$3,932	$4,332
- % of revenues	13.2%	12.9%	13.0%

Reconciliation of GAAP SG&A Expenses to Non-GAAP SG&A Expenses

(unaudited)

GAAP selling, general and administrative expenses	$7,415	$7,444	$7,300
- % of revenues	23.5%	24.4%	21.9%
Reconciling items:
Share-based compensation	(610)	(671)	(458)
Amortization of intangible assets	(242)	(246)	(247)
Fair value adjustment to depreciation expense on acquired fixed assets	(30)	(30)	(31)
Total reconciling items	(882)	(947)	(736)
Non-GAAP selling, general and administrative expenses	$6,533	$6,497	$6,564
- % of revenues	20.7%	21.3%	19.7%

NEWS RELEASE October 28, 2015

Pericom Semiconductor Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of	As of
	September 26, 2015	June 27, 2015
Assets

Current assets:

Cash and cash equivalents	$41,544	$38,773
Short-term investments	78,958	90,304
Accounts receivable - trade	26,756	23,962
Inventories	15,183	13,613
Prepaid expenses and other current assets	6,114	5,887
Deferred income taxes	311	438
Total current assets	168,866	172,977

Property, plant and equipment-net	55,947	57,746
Investments in unconsolidated affiliates	2,289	2,311
Deferred income taxes non-current	2,594	2,601
Intangible assets	3,234	4,057
Other assets	7,739	8,031
Total assets	$240,669	$247,723

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$10,763	$8,960
Accrued liabilities	10,142	11,425
Total current liabilities	20,905	20,385

Industrial development subsidy	5,010	5,377
Deferred tax liabilities	4,756	4,705
Other long-term liabilities	1,850	1,647
Total liabilities	32,521	32,114

Shareholders' equity:
Common stock and paid in capital	109,455	114,248
Retained earnings and other comprehensive income	98,693	101,361
Total shareholders' equity	208,148	215,609

Total liabilities and shareholders' equity	$240,669	$247,723